Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

May 13, 2010

NCL Corporation Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Re:	Registration of Securities of NCL Corporation Ltd.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form F-4 (the “Registration Statement”), of NCL Corporation Ltd., a Bermuda company, (the “Issuer”), in connection with the Issuer’s offer to exchange up to $450,000,000 aggregate principal amount of the Issuer’s 11.75% Senior Secured Notes due 2016, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for a like principal amount of the Issuer’s outstanding 11.75% Senior Secured Notes due 2016 (the “Old Notes”), with the Exchange Notes to be guaranteed (the “Guarantees”) by each of the parties listed on Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and unlimited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	Assuming the due authorization by NCL Corporation Ltd., when issued, executed, delivered and authenticated in accordance with the terms of the

NCL Corporation Ltd.

May 13, 2010

Registered Exchange Offer and the Indenture (each as defined in the Registration Rights Agreement dated as of November 12, 2009, among the Issuer and Deutsche Bank Securities Inc., as representative of the Initial Purchasers (as defined therein)), the Exchange Notes will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

2.	Assuming due authorization of the Guarantees by the Guarantors, when the Exchange Notes have been issued, executed and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture, the Guarantees of each Guarantor with respect to the Exchange Notes will be the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

With respect to the opinions in paragraphs 1 and 2, relating to matters of due authorization of the Exchange Notes and the Guarantees, we have assumed the matters set forth in paragraphs 1 through 4 in the opinion of Cox Hallett Wilkinson, dated May 13, 2010, and in paragraphs 7.1 through 7.4 of the opinion of Cains Advocates Limited, dated May 13, 2010, a copy of each of which has been delivered to you by such other counsel.

The law governed by this opinion is limited to the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit

NCL Corporation Ltd.

May 13, 2010

that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

SCHEDULE I

GUARANTORS

Name	Jurisdiction of Incorporation / Organization
Norwegian Sun Limited	Bermuda
Norwegian Spirit, Ltd.	Bermuda
Norwegian Dawn Limited	Isle of Man
Norwegian Star Limited	Isle of Man